Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-53114, 333-145272, 333-161810 and 333-169011) of Popular, Inc. of our report dated June 28, 2012 relating to the financial statements of Popular, Inc. Puerto Rico Savings and Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

San Juan, Puerto Rico

June 28, 2012